Exhibit 10.20(1)

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”), dated as of September 14, 2021 (the “Effective Date”), between SOC Telemed, Inc. (the “Company”) and Chris Knibb (referred to hereinafter as “you” or the “Executive”). Each of the Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Executive is currently the Chief Financial Officer of the Company;

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated December 7, 2020 (the “Employment Agreement”) and that certain Nondisclosure, Non-Solicitation, Confidentiality and Developments Agreement effective as of December 7, 2020 (the “Confidentiality Agreement”);

WHEREAS, the Executive and the Company have mutually agreed that the Executive will cease to be the Chief Financial Officer and an employee of the Company effective as of September 23, 2021 (the “Termination Date”);

WHEREAS, for the period from the Termination Date until December 31, 2021 (the “Final Day,” and such period, the “Transition Period”), the Executive will provide transition services related to the Company as an independent contractor (the “Transition Services”);

WHEREAS, the Parties desire to formalize the terms and conditions related to the Transition Services; and

WHEREAS, this Agreement is being entered into in conjunction with the parties’ entry into that certain Separation Agreement and Release of Claims Attached hereto as Attachment A, which shall be incorporated into this Agreement as if fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1. Transition Services; Post-Termination Services; End of Employment.

(a) Transition; No Authority to Bind. You understand and agree that, effective as of the Termination Date, you will cease to be the Chief Financial Officer and an employee of the Company. After the Termination Date, you will not hold yourself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements.

(b) Transition Services. You agree to provide Transition Services during the Transition Period for an average of up to five (5) hours of service per week, as requested by the Company.

(c) Transition Services Compensation. Following the Termination Date, and as consideration for your provision of the Transition Services, the Company shall pay you at the rate of $2,000 per week, payable monthly in arrears in accordance with the Company’s normal practices.

(d) Notwithstanding the Final Day as set forth in the recitals hereto, either Party may terminate the Transition Services at any time during the Transition Period; provided that if the Company terminates the Transition Services prior to the Last Day the Company will pay you a one-time payment in the amount of the remaining weekly fees that you would have received if the Transition Services had been continued through the Final Day.

2. Forfeiture of Equity Award. You hereby acknowledge that on January 28, 2021, you received 121,130 time-based restricted stock units and 80,754 performance-based restricted stock units (collectively, the “Equity Award”). You acknowledge and agree that, as of the Termination Date, no portion of your Equity Award has become vested, and accordingly your Equity Award shall be forfeited in its entirety without consideration on the Termination Date, and that thereafter you shall hold no equity or equity-based awards with respect to Company equity.

3. Employment Status. Following the Termination Date, and during such time that you provide Transition Services to the Company, your relationship with the Company will be that of an independent contractor and not that of an employee. You will have the sole direction, control and responsibility for determining the method, details and means of performing the Transition Services. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for employment or income taxes, all of which will be your responsibility. You agree that you will indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. You will not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Transition Services except as expressly agreed to in writing by the Company’s Chief Executive Officer. As a condition to receipt of any such reimbursement, you will be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Transition Services provided under this Agreement.

4. Proceedings. You agree that you have not filed any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the termination thereof.

5. Cooperation with the Company. In addition, you shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment with the Company or its predecessors or affiliates for which the Company requests your assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with your other material business and personal obligations and commitments. You will be reimbursed for any travel expenses related to your compliance with this Section 5.

6. Arbitration. Section 11 of your Employment Agreement (Arbitration) shall apply as if fully set forth herein.

7. Survival. This Agreement, together with the Confidentiality Agreement, represents the parties’ entire agreement on the subject matter hereof, and that the Employment Agreement shall be terminated as of the Termination Date (except with respect to Sections 9 (Golden Parachute), 12 (Successors) and 13 (Miscellaneous) thereof).

8. Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia without giving effect to provisions governing the choice of law.

9. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

10. Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

11. Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

[Signature Page Follows]

Please indicate your agreement with the above terms by signing below.

Sincerely,

SOC TELEMED, INC.

By:	/s/ Chris Gallagher
(Signature)
Name:	Chris Gallagher
Title:	President

My agreement with the terms of this Agreement is signified by my signature below.

Signed	/s/ Chris Knibb	Dated: 9/14/2021
Chris Knibb

Signature Page to Transition Services Agreement